Exhibit 99.1

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY ANNOUNCES OPERATIONS UPDATE; COMMENCES FURTHER DRILLING AT GARDEN ISLAND BAY AND PLANS HIGH IMPACT EXPLORATORY WELL AT BAYOU COUBA

Houston, TX. July 23, 2008 - Dune Energy (AMEX:DNE) announced today that it has commenced drilling the State Lease 214 #912 well at its Garden Island Bay Field, located in Plaquemines Parish, Louisiana. The well, the initial follow up to Dune’s very successful 2007 drilling program, is scheduled to reach total depth of 9,300 feet by mid- August, with production anticipated in September. Garden Island Bay has been producing approximately 1,500 B/d of oil plus 1.5 MMcf/d of natural gas. The #912 is expected to add 4 MMcf/d of natural gas and 250 B/d of oil. Several low-risk development wells have also been identified for drilling later in 2008 and into 2009. These wells will be scheduled to coincide with an upgrade of the field’s gas lift system.

Other Field Operations

At the Company’s Leeville Field in Lafourche Parish, LA, 4 wells are scheduled to be sidetracked for newly recognized updip potential, and a deep well (12,500 feet) targeting the Cib Carst sands is planned. All of these wells are being drilled by a private entity, with Dune maintaining a 20% carried interest. In the deep well, Dune will maintain an overriding royalty interest with an option to convert to a working interest at payout. Dune’s net production in the field has averaged 300 Mcf/d of natural gas and 220 B/d of oil. This drilling activity is anticipated to contribute an incremental net 200-300 B/d of oil and 100 - 200 Mcf/d of natural gas. At the Comite Field, in Baton Rouge Parish, LA, Dune is currently conducting a workover of the Cobb #1 well in an effort to eliminate water production from a zone below the primary reservoir. Success on this Tuscaloosa project is anticipated to add 1 – 3 MMcf /d of natural gas in additional net production. Dune has a 100% working interest in this well.

In the Chocolate Bayou Field, in Brazoria County, TX, Dune anticipates offsetting the highly successful Wieting #30 well, completed during the first quarter, with the Wieting #31 during the fourth quarter. Dune will retain an approximate 50% working interest in this well, which will test the IP Farms zone updip of what was encountered in the #30 well, plus several prospective shallow sands. The Wieting #30, in which Dune holds a 100% working interest, is currently producing approximately 4 MMcf/d of natural gas and 450 B/d of oil. Dune anticipates similar volumes from the Wieting #31.

At the Bayou Couba Field, in St. Charles Parish, LA, the Company, along with its major integrated partner, is completing its review of a newly reprocessed 3-D seismic data set. Dune anticipates a 13,400-foot exploratory test for drilling later in the year. Dune expects to maintain between a 25 - 50% working interest in this high impact project. The Company will also participate in two additional exploratory wells, which will be completed during the second half of 2008.

Dune has a 23% working interest in a non-operated 10,900 foot Frio sand test at Alvin Townsite, in Brazoria County, TX, which the Company anticipates to be drilled in the third quarter. In addition, Dune has a 30% non-operated working interest in the continuation of the Delaware Deep project located in Sweetwater County, Wyoming. This well will be deepened approximately 400 feet to test the Almond Channel sand, and a completion will then be attempted in that zone or one of the shallower zones penetrated last year prior to suspension of operations due to winter weather.

In addition to the previously mentioned activity, Dune has negotiated farmouts with other operators on portions of its leasehold for the drilling of new wells at our Lake Sand East Field, North Broussard Field, Bateman Lake Field, and Columbus Field. All farmouts grant Dune some level of overriding royalty during payout with the option to convert the overriding royalty to a working interest at payout. Each of these farmouts is anticipated to be completed by the end of the year.

Second quarter production averaged approximately 40 MMcf/d of natural gas. The company’s Barnett Shale assets presently contribute approximately 5 MMcf/d of natural gas to that production level. Dune anticipates the closing of our previously announced sale of the Barnett Shale asset during the third quarter. Production lost from this disposition should be replaced with significantly higher rate of return Gulf Coast volumes prior to the end of the third quarter. The high level of third and fourth quarter drilling, recompletions, and farmouts should provide for an increased level of production in the fourth quarter, enabling the Company to achieve its forecast of approximately 15 Bcfe of production for the full year.

Looking forward to 2009, Dune anticipates maintaining its 100% working interest with respect to the drilling of several low-risk wells at its Garden Island Bay Field. Dune will also complete its technical evaluation of the significant deep exploratory potential at Garden Island Bay, Leeville and Bayou Couba fields, and determine the optimal risk- adjusted working interest for the Company in each of these projects. With the remainder of its fields, Dune will continue an active program of workovers and development in order to drill to maximize production and reserve growth.

James A. Watt, President and Chief Executive Officer stated, “We anticipate the sale of the Barnett Shale assets to close shortly, and we are initiating an active drilling, recompletion, joint venture and farmout program to enhance near term production volumes and maximize returns. In conjunction with that activity, we will continue to evaluate several high potential deeper pool tests at our major fields, with drilling later in 2009 and into 2010.”

Alan Gaines, Chairman of the Board of Directors, said, “We remain confident regarding our ability to significantly increase production, attendant cash flow, and proved reserves. Dune has numerous company-making exploratory targets, that if successful, will materially enhance future growth. We remain fully committed to building shareholder value.”

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-KSB/A filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune

Energy, Inc., +1-713-229-6300